Exhibit 10.3

EMPLOYMENT, NON-COMPETITION AND NON-DISCLOSURE AGREEMENT

THIS EMPLOYMENT, NON-COMPETITION AND NON-DISCLOSURE AGREEMENT (“Agreement”) is made by and between Prime Time Broadband, Inc. a Florida corporation having an address at 905 East ML King Drive, Suite 220, Tarpon Springs, Florida 34689 (“Company”) and William J. Strickler (“Employee”) as of the first day of February, 2005.

This agreement shall be effective (the “Effective Date”) and its term shall commence at such time as the obligations set forth in the Asset Purchase Agreement between Prime Time Cable, Inc. and Prime Time Broadband, Inc. shall have been satisfied by Prime Time Cable, Inc. and its shareholders (“Prime Time”)or waived by AIMS Worldwide, Inc. a Nevada corporation having an address at 10400 Eaton Place, Suite 450, Fairfax, Virginia 22030 hereinafter referred to as (“AIMS”).

RECITALS

A.

Employee has acted and continues to act as an employee of the Prime Time Cable, Inc. as founder, principal, and President in the professional services of design and construction of private cable systems, management of private cable systems, consulting for other private cable companies and general telecommunications services. (the “Business”).

B.        Employee is a party to the Purchase Agreement between and among AIMS and Prime Time.

C.

AIMS Broadband, Inc. is a subsidiary of AIMS and the Company is a subsidiary of AIMS Broadband.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged by both parties, Company and Employee agree as follows:

1. Employment.  The Company hereby employs the Employee and Employee accepts employment upon the terms and conditions hereinafter set forth.

2.  Duties, Authority, and Power During Employment Period.  Employee shall be General Manager of the Company  The duties of the Employee shall be subject to the direction of the Company’s President & CEO and without limitation the following:

a.  The Employee shall report to and be responsible to the direction and control of the President & CEO of the Company. The Employee shall abide by all Company policies.

b.

The Employee shall be responsible for the day-to-day operating activities of the Prime Time division of the Company. This shall include system design and construction, customer relations and service, staff management, and technical maintenance as well as other duties as assigned.

c.  During the “Term”, as hereinafter defined hereunder, the Employee shall, during normal working hours as determined by the Board of Directors, devote all of the Employee’s skills solely to the business of the Company.

3.

Compensation and Benefits.  The Employee shall be entitled to receive the following compensation and benefits:

a.  Base Salary.  The base compensation (the “Base Compensation”) of the Employee shall be as set forth on Exhibit “A”, attached hereto and incorporated herein by reference, per year, payable in accordance with the Company’s usual payroll practices.

b. Bonus. Employee shall be entitled to receive such annual “profit” bonus distribution and/or other bonuses pursuant to the terms  and conditions described on Exhibit “B”, attached hereto and incorporated herein by reference.

c.  Stock Options:  Employee shall be entitled to receive and participation in AIMS incentive stock option plans as authorized and approved by AIMS Board of Directors pursuant to the terms, conditions, restrictions and stock option amount as described on Exhibit “C” attached hereto and incorporated herein.

d.  Vacation and Benefits. Employee shall be entitled to such vacation and benefits including but not limited investment retirement, tax, financial planning, health, dental and major medical provided by the Company pursuant to the Company’s general policies.

e.  Reimbursable Expenses. The Employee shall be reimbursed for all pre- approved, budgeted, and documented expenses.

f. Automobile Expenses. The Employee shall be provided the use of a company vehicle from the fleet as needed for business purposes and any expense for use of personal vehicles will be reimbursed in accordance with Company policy.

Employee’s compensation and benefits shall be subject to adjustment pursuant to the provisions of Addendum I, provided that in no event shall Employee’s Base Salary be reduced below the amount stated on Exhibit A.

4.

Term  Unless the term of employment is terminated pursuant to Section 5 of this Agreement, the term of employment hereunder will commence on the Effective Date and continue for a period of three (3) years thereafter.  The Employee hereby accepts such employment for such term.

5.

Termination

a.  Mutual Agreement  The Company and the Employee may terminate this Agreement by mutual agreement at any time.

b.  Termination for “Cause”   The Company may terminate the Employee’s employment for “Cause” (as defined herein) by giving written notice to the Employee of the termination date.

In the event of termination for Cause, the Employee shall be entitled to payment of that portion of the Employee’s Base Salary that Employee earned through and including the termination date, any new client development commissions, any bonus declared prior to the termination date, any unexercised incentive stock options, all unused vacation days, and any reimbursable expenses for which Employee has not been reimbursed.

In addition, Company shall continue to provide Employee health insurance for six (6) months following the termination date.

Termination for “Cause” shall mean termination by reason of the Company’s good faith determination that the Employee (i) committed an act or omission that constitutes a material breach by the Employee of his obligations under this Agreement, and his failure to fully cure such breach within thirty (30) days after the Company gives him written notice of the breach; (ii) was convicted of a crime which constitutes a felony under applicable criminal law and which would have a material injurious effect upon the Company’s reputation and business; (iii) perpetrated an act of theft, fraud, misrepresentation, or embezzlement against the Company; or (iv) engaged in conduct which is willfully and materially injurious to the Company.

6.

Covenants of Employee

a.

Non-disclosure of Confidential Information  The parties hereto acknowledge that during the period in which Employee was and continues to be an employee of the Company (the “Employment Period”), Employee has made use of, acquired and added to Confidential Information (as that term is defined in Section 6.b below), and will continue to make use of, acquire and add to such Confidential Information in the future.

Employee further acknowledges that the Confidential Information constitutes valuable, special and unique assets of the Company.  Employee covenants and agrees that at all times during the term of this agreement, and for a period of one (1) year after the termination, for whatever reason, of Employee’s employment with the Company, he shall not, except with the prior written consent of the Company, which consent shall be granted or denied at the Company’s sole and absolute discretion, or except if acting solely for the benefit of the Company in connection with the Business and in accordance with the Company’s Business practices and policies, at any time, disclose, divulge, report, transfer or use, for any purposes whatsoever, any of such Confidential Information which has been received, conceived or developed by Employee, whether written, mental or remembered.

Employee also recognizes that such Confidential Information represents a valuable asset and is required to ensure the effective and successful conduct of the Business.

b.  Confidential Information   For purposes of this Agreement, the term “Confidential Information” shall mean all of the following materials and information which Employee receives, conceives or develops or has received, conceived or developed in whole or in part, in connection with Employee’s affiliation with the Company.

(1)  The contents of any manuals, manuscripts, notations or other written materials of the Company or any of its subsidiaries or affiliates the Company and its subsidiaries and affiliates are sometimes collectively referred to hereto as the (“Company Entities”);

(2)  The names of actual or prospective clients, customers, franchisees, licensees, suppliers, or persons, firms, lenders, investors or persons, firms, corporations, or other entities with whom Employee may have or has had contact on behalf of any Company Entities or to whom any other employee of a Company Entity has provided goods or services at any time.

(3)  The terms of various negotiations, strategies, plans, programs, formula and agreements between any Company Entity and any third parties.

(4)  The contents of actual or prospective customer, client, franchise and/or licensee records, which customer,  client, franchise and/or licensee lists and records shall not only mean one or more of the names and addresses of the customers, clients, franchise and/or licensee of the Company, but shall also encompass any and all information whatsoever regarding them;

(5)  Any data or database, lists or listings or other information compiled by a Company Entity, including, but not limited to, information concerning a Company Entity, or any business in which a Company Entity is engaged or contemplates becoming engaged, any company which a company entity engages in business, any customer, prospective customer, client, franchise and/or licensee or other person, firm or corporation to whom or which a Company Entity has provided goods or services or to whom or which any employee of a Company Entity has provided goods or services on behalf of a Company Entity, or any compilation, analysis, evaluation or report concerning or deriving from any data or database, or lists or listings or any other information;

(6)  All policies, procedures, strategies and techniques regarding training, education, franchise/licensee training, new client development presentations, proposals, public relations, publicity, promotion, special event and marketing communications professional services, marketing and sales, either oral or written, and assorted lists, files and data base containing information pertaining to customers, clients, franchise and/or licensee, and/or prospective customers, clients, franchisees and/or licensees; and

(7)  Any other information, data, training methods, formulae, know-how, show-how, source code, subject code, copyright, trademarks, patents or knowledge of a confidential or proprietary nature observed, received, conceived or developed by Employee in connection with Employee’s affiliation with the Company and its business.

Excluded from the Confidential Information and therefore not subject to the provisions of this Agreement shall be any information which (a) is or becomes generally available to the public through no breach or fault of the Employee; provided that this exception shall apply only from and after the date the information became generally available to the public, and (b) the Employee can establish by his written records was in his possession at the time of disclosure and was not previously acquired directly or indirectly from the Company, provided that this exception shall apply only from and after the date that the information is disclosed to the Employee by a third party or was in the Employee’s possession.

Specific confidential information shall not be deemed to be within the foregoing exceptions merely because it is embraced by, or contained or referenced in, more general information in the public domain.  Additionally, any combination of features shall not be deemed to be within the foregoing exceptions merely because individual features are in the public domain.  If the Employee intends to avail himself of any of the foregoing exceptions, the Employee shall notify the Company in writing of his intention to do so and the basis for claiming the exception.

c.  Use and Return of Confidential Information   Employee covenants and agrees that all right, title and interest in any Confidential Information shall be and shall remain the exclusive property of the Company.  Employee covenants that Employee has disclosed to the company all Confidential Information developed in whole or in part by Employee within the scope of this Agreement and has assigned to the Company any right, title or interest Employee may have in such Confidential Information.  Employee covenants that Employee has turned over to the Company all physical manifestations of the Confidential Information in his possession or under his control.

7.

Inventions, Ideas, New Creative Concepts

a. Employee agrees to promptly disclose in confidence to the Company, in writing, all inventions, developments, procedures, ideas, innovations, systems, programs, techniques, processes, information, formulae, compositions of matter, discoveries, improvements and modifications (whether patentable or not), computer software programs, databases and trade secrets, designs (whether registerable or not), interactive marketing processes, one to one marketing processes, affinity group marketing, publicity communications processes, any mask work, however fixed or encoded that is suitable to be fixed, embedded or programmed in any product (whether recordable or not) and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by the Employee, either alone or with others, that relate to the business or current or known anticipated research and development of the Company Entities (collectively the “Inventions”), (I) during the Employment Period, whether or not during working hours, or (II) at any time after the Employment Period if any such Invention idea, new creative concept was created or conceived or developed by the Employee based in whole or in part, on any or the use of any Confidential Information that:

(1)

relates to the present or known anticipated business of the Company:

(2)  relates to any actual or demonstrably anticipated research, develop-

ment and proprietary work of the Company;

(3)

results from any work performed by the Employee for the Company or a customer, client, franchisee and/or licensee, or

(4)

was invented utilizing the Company’s equipment, supplies, facilities,

time or any information (whether or not considered Confidential Information) obtained from or useful to the Company.

b.  Works For Hire   Any copyrightable works prepared by the Employee within the provisions of Section 7.a are “works for hire” under the Copyright Act of 1976, as amended, and the Company shall be considered the author and owner of such copyrightable works.

c.  Assignment  All of the above-described inventions, and all rights relating thereto, shall be assigned by virtue of this Agreement and without further action by Employee to the Company and shall be and shall remain the exclusive property of the Company.

The Employee irrevocably transfers and assigns to the Company:  (1) all worldwide patents, patent applications, copyrights, trademarks, trade secrets, proprietary and other intellectual property rights in any Inventions, Ideas, New Creative Concepts and (2) any and all “Moral Rights”, as defined below, that the Employee may have in or with respect to any or part of any Invention, Ideas, New Creative Concepts.

The Employee further forever waives and agrees never to assert any termination and all Moral Rights the Employee may have in or with respect to any Invention, Ideas, New Creative Concepts even after termination of the Employee’s relationship with the Company.  For purposes of this Agreement, “Moral Rights” means any rights to claim authorship of an invention, Ideas, New Creative Concepts to object to or prevent the modification of any invention, or to withdraw from circulation or control the publication or distribution of any invention, and any similar rights, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”

d. Ownership  With respect to each Inventions, Ideas, New Creative Concepts assigned to the Company, Employee hereby grants, transfers and assigns to the Company all of his rights, title and interest, if any, in any and all written materials (including but not limited to programmed instructional material), pictorial reproductions, drawings, notations and other graphic representations and works of similar nature upon which he may be engaged in, including rights to translation and reproductions in all forms or formats and the copyrights thereto, if any, and Employee agrees that the Company may copyright said materials in the Company’s name and secure renewal, reissues and extensions of such copyrights for such periods of time as the law may permit

e.  Employee Assistance  During the Employment Period and at all times thereafter, the Employee agrees to do all reasonable actions deemed necessary or desirable by the Company to permit and assist the Company in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title (including but not limited to, patents, copyrights, trade secret rights, and other legal protections) throughout the world in any inventions assigned to the company.

Such acts may include, without limitation, execution of all documents, assistance or cooperation in legal proceedings, and undertaking any and all other actions necessary to obtain such protections, as well as to assign them to the company, and to protect the company against infringement by other parties.  Employee agrees that such actions will be without compensation, but at no expense to the Employee during the Employee’s employ; provided that the Company shall compensate the Employee at a reasonable rate after the Employee’s employment  with the company has terminated for time and expenses actually spent by the Employee at the Company’s request on such assistance.

f.  Attorney-in-Fact  Employee irrevocably appoints any company-selected designee to act as his agent and attorney-in-fact to perform all acts necessary to obtain patents trademarks, service marks and/or copyrights as required by this Agreement if Employee (i) refuses to perform those acts or (ii) is unavailable, within the meaning of the United States Patent, trademark and Copyright Laws.  It is expressly intended by employee that the foregoing power of attorney is coupled with an interest.

g.  Records   Employee shall keep complete, accurate and authentic information and records on all inventions, ideas, new create concepts in the manner and form reasonably requested by the company.  Such information and records, and all copies thereof, shall be the property of the company as to any inventions within the meaning of this agreement.  In addition, employee agrees to promptly surrender all such originals and copies of such information and records at the request of the Company.

h.  Extended Inventions   The provisions of this Section 7 shall not apply to, and employee shall retain all interests in and ownership rights to, those inventions listed on Exhibit C, attached hereto.

8.

Covenant Not-to-Compete/Non-Solicitation

a.  General:  Duration of Covenant   Employee covenants and agrees that during the term of the Employee’s employment with the company and for a period of five (5) years  thereafter (the “Restricted Period”), Employee will not, directly or indirectly, have any involvement with any business or enterprise (whether as a sole proprietor, partner, member, stockholder, investor, director, officer, employee, consultant or in any other capacity as principal or agent) (except for an interest of less than five percent (5%) of the outstanding shares of a publicly-held corporation) which is competitive to the Company or any Company Entity in any line of business in which a Company Entity is then engaged anywhere in North America (the “Restricted Territory”).  As separate consideration for this covenant, the Company shall pay to Employee the consideration set forth on Schedule 8a.

b.

Solicitation of Employees   During the Restricted Period, Employee shall not, directly or indirectly, induce, solicit, disrupt, influence, interfere, combine or conspire with, or attempt to induce, influence, interfere, combine or conspire with, any of the employees of, or consultants to, a Company Entity to terminate their employment or engagement with a Company Entity.

c.

Solicitation of Accounts   During the Restricted Period, Employee shall not, directly or indirectly, solicit, interfere with or disrupt or attempt to solicit, interfere with or disrupt any present or prospective relationship, contractual or otherwise, between a Company Entity and any client, customer, supplier, financing source, or sales representative.  For purposes of this Agreement a prospective relationship will exist between a Company Entity and any third party contacted by a Company Entity within six months prior to the first day of the Restriction Period.

d.

Solicitation of Association, Affiliation, License and/or Franchise

During the Restricted Period, employee shall not directly or indirectly, solicit, interfere with or disrupt any present or prospective relationship, contractual or otherwise between a Company Entity and any organization, association, affiliation, licensee and/or franchisee.

9.

Reasonableness and Enforcement of Restrictions

a.

Reasonableness   Employee hereby agrees that the period, scope and geographical areas of restriction imposed upon Employee by the provisions of this Agreement are fair and reasonable and are reasonably required for the protection of the Company.  In the event that any part of this Agreement shall be held to be unenforceable or invalid, the remaining parts hereof shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part hereof.  In the event that the provisions of this Agreement relating to the area of restriction, the period of restriction, or the scope of restriction, shall be deemed to exceed the maximum area, period of time and scope shall, for purposes of this Agreement, be deemed to be the maximum area or period of time or scope which a court of competent jurisdiction would deem valid and enforceable.  Employee acknowledges that the covenants and agreements set forth in Sections 6, 7 and 8 are a material inducement to the Company to employ Employee.

b.

Enforcement   The parties hereby agree that any violation by employee of the covenants contained in this Agreement shall cause irreparable damage to the Company for which the Company will have no adequate remedy at law.  In the event that Employee breaches any of the covenants contained in this Agreement, Employee hereby agrees and acknowledges that the Company shall, in addition to any other remedy at law or equity, be immediately entitled to the issuance of an ex parte preliminary injunction enjoining Employee from continuing any such breach.  Employee acknowledges and agrees that the provisions of this Agreement, including, without limitation, the provisions of Sections 6, 7 and 8 may be enforced by the Company or any successor or assign of the Company.  In addition, if Employee breaches any of the covenants and agreements set forth in Section 6, 7 and 8, the Company shall have no obligation to make any further payments to Employee set forth on Schedule 8a hereof.

10.

No Publicity   Employee agrees that he will not engage in any conduct that is injurious to the Company, or to the reputation and interests of any Company Entity, including but not limited to publicly disparaging (or inducing or encouraging others to publicly disparage) any Company Entity or any of the directors, officers, employees or agents thereof.

11.

Miscellaneous

a.

Definition of “Company Entity”   The term “Company Entity” shall mean the Company, AIMS Broadband, Inc., AIMS and each of its respective affiliates, officers, directors, shareholders, subsidiaries, parent, entity(ies) such as AIMS and its related holdings, including but not limited to other entity(ies).

b.

Binding Effect   Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto, their personal representatives, successors, heirs and assigns.

c.

Severability   Invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provisions.

d.

Terminology   All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender, shall include all other genders; the singular shall include the plural and vice versa.  Titles of Sections are for convenience only and neither limit nor amplify the provisions of the Agreement itself, and all references herein to Sections or subdivisions thereof shall refer to the corresponding Article, Section or subdivision thereof of this Agreement, unless specified referenced is made to such Sections or subdivisions of another document or instrument.

e.

Governing Law   This Agreement shall be governed and construed in accordance with the laws of the State of Virginia.

f.

Entire Agreement   This Agreement contains the entire understanding between the parties relating to, supercedes all other negotiations understandings and representations (if any) made by and among such parties, and may not be changed or modified except by an Agreement in writing signed by all the parties.

g.

No Breach of Prior Agreement   The Employee represents that the Employee’s performance of all terms of this Agreement and the Employee’s duties as chairman, a director, an officer and an employee of the company will not breach any invention assignment, proprietary information agreement, or similar agreement with any former employer or other party and the Employee agrees that the Employee shall not enter into any other agreement, whether oral or written, in conflict with this Agreement.

h.

Submission to Arbitration   Any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) and judgment upon the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

The arbitration shall be conducted in a mutually agreeable location in the State of Florida at the offices of AAA with one arbitrator, jointly selected by the Company and the Employee; provided that if the Company and the Employee cannot agree upon the  arbitrator, the arbitrator shall be chosen according to the Commercial Arbitration Rules of AAA.  Any provisional remedy which would be available from a court of law, shall be available from the arbitrator, to the parties to this Agreement pending arbitration.  The arbitrator shall decide all discovery issues.  Neither party nor the arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.  All fees and expenses of the arbitration shall be borne by the parties equally.  Each party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proofs.

i.

Notice   Any notice required or permitted to be delivered hereunder shall be deemed to be delivered when either hand delivered or deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed to the parties at the addresses first stated herein, or to such other address as either party hereto shall from time to time designate to the other party by notice in writing as provided herein.

j.

Counterparts   This Agreement may be executed in any number of counterparts and each such counterpart shall for all purposes be deemed an original.

k.

Survival   The provisions of Sections 6 through 10 hereof shall survive any termination of this Agreement.

THE PARTIES EACH ACKNOWLEDGE AND AGREE THAT EACH HAS READ AND UNDERSTANDS THE TERMS SET FORTH IN THIS AGREEMENT AND ADDENDUM I AND HAS BEEN GIVEN A REASONABLE OPPORTUNITY TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in lieu of any prior agreement, on the day and year first written above.

Signed, sealed and delivered in the presence of:

For:

Prime Time Broadband, Inc.

By:____________________

Name:__________________

Its;_____________________

By Employee:

_____________________

William J. Strickler

EXHIBIT A

Base Salary

The base salary for William J. Strickler shall be $2,916 gross on a monthly basis, to be paid in accordance with customary AIMS Broadband and Prime Time division policies.

Subsequent adjustments or increases shall be solely and entirely at the discretion of the President & CEO of the Company.

EXHIIBIT B

Bonus and/or “Profit” Structure

TBD

ADDENDUM I

The Employee acknowledges and understands that AIMS Worldwide, Inc. (“AIMS”) the parent company of the Company, will independently design, develop and present to AIMS board of directors and/or  retain an independent compensation consulting company including but not necessarily limited to; Merrill Lynch, Inc., Global Private Client Group to assist with the creation of a new compensation and executive fringe benefit plan for each of its subsidiaries and affiliated companies including, without limitation, the Company.  The Employee further understands, acknowledges and agrees that (i) any compensation plan adopted by AIMS and/or any of its subsidiaries and/or affiliated companies, including, without limitation, the Company may include any one, or a combination of compensation benefits including, among others, base salary, bonuses, performance bonuses, incentives, stock options and/or other related benefits, (ii) it is in the best interest of AIMS, its subsidiaries and affiliates, including, without limitation, the Company, and the Employee and all interested parties to adopt  anticipated compensation plan(s) once it is approved by AIMS board of directors.

The Employee further acknowledges and agrees that once adopted, any and all terms of the AIMS compensation plan shall supercede any and all relevant portions of this Agreement relating to compensation for any and all duties, responsibilities and services performed by the Employee on behalf of the Company or AIMS, without limitation, Section 4 hereto.  However, under no condition will the AIMS compensation program, benefits, and package reduce base salary compensation or current company benefits and incentive programs described here in Section 3.

Schedule 8a

(i)

On each of May 31, 2005, June 30, 2005, July 31, 2005 and August 31, 2005 the sum of  twelve thousand five hundred dollars ($12,500.00); and